Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-111303 and 333-200307), pertaining to the Jacada Ltd. 2003 Share Option and Incentive Plan and the Jacada Ltd. 2012 Share Option and Incentive Plan, of our report dated April 30, 2018 with respect to the consolidated financial statements of Jacada Ltd. and its subsidiaries included in this Annual Report (Form 20-F) for the year ended December 31, 2017.

/s/ KOST FORER GABBAY and KASIERER
Tel-Aviv, Israel	KOST, FORER, GABBAY and KASIERER
April 30, 2018	A member of EY Global